FORM OF
OMNIBUS AMENDMENT TO
NON-QUALIFIED STOCK OPTION GRANT AGREEMENT
November 2, 2022
THIS OMNIBUS AMENDMENT TO OPTION GRANT AGREEMENTS (the “Amendment”) is made by and between TRACTOR SUPPLY COMPANY, a Delaware corporation (the “Company”), and certain “Participants” to the Company’s 2009 Stock Incentive Plan (effective May 2009 and as amended, supplemented or otherwise modified prior to the date hereof, the “Plan”), as of the date set forth above. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
WHEREAS, the Company has adopted the Plan, pursuant to which Awards of Options may be granted from time to time;
WHEREAS, certain Participants were previously granted Awards of Options under the Plan pursuant to a Nonqualified Option Grant Agreement (such agreement as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”) and either maintain vested Options or Options which may vest in the future pursuant to such Existing Agreement as of the date hereof, including those Participants listed on Annex A (such Participants, “Affected Participants”);
WHEREAS, the Existing Agreements provide that they shall immediately terminate if an Existing Participant quits their employment with the Company; and
WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to amend each Existing Agreement of each Affected Participant to allow each Affected Participant additional time to exercise any vested Options they may hold following the not-for-cause termination of their Employment or Service until the Expiration Date set forth in such Affected Participant’s Existing Agreement (the “Exercise Amendments”), as provided for herein; and
WHEREAS, the Amendment does not require any Affected Participant’s consent pursuant to the terms of the Plan.
NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Amendment to Existing Agreement.
Section 4 of each Existing Agreement (or equivalent section relating to the not-for-cause termination of an Affected Participant’s Employment or Service) is hereby amended and restated to read as follows:
“SECTION 4. Termination of Employment or Service.
(a) General Rule. The non-vested portion of any option shall terminate and expire upon the Optionee’s termination of employment or service for any reason except that upon termination of Optionee’s employment or service as a result of (1) death or (2) Disability (as defined below), any unvested portion of the option granted hereunder shall vest in full as of the date of such termination. The vested portion of any option shall remain exercisable following termination of employment or service only under the circumstances and to the extent provided in this Section 4.
(b) Termination for Cause. If the Optionee`s employment or service is terminated for Cause, whether or not Optionee is a party to a written contract, the option granted hereunder shall immediately terminate and become void and of no effect on the day the Optionee`s employment or service terminates.

(c) Regular Termination; Leaves of Absence. If the Optionee`s employment or service terminates for reasons other than as provided in subsection (b) above or subsections (d) or (e) below, the vested portion of the option granted hereunder may be exercised until the earlier of (i) three months after the day Optionee’s employment or service terminates and (ii) the date on which the option otherwise terminates or expires in accordance with the applicable provisions of the Plan and this Agreement; provided that the Committee may determine, in its sole discretion, such longer or shorter period for exercise (not to exceed the remaining term of the option) in the case of an individual whose employment or service terminates for reasons as provided herein in this subsection (c), or solely because Optionee’s employer ceases to be an Affiliate or Optionee transfers Optionee’s employment or service with the Company`s consent to a purchaser of a business disposed of by the Company. Subject to Section 4(e) below, the Committee may, in its discretion, determine (A) whether any leave of absence (including short-term or long-term disability or medical leave) constitutes a termination of employment or service within the meaning of the Plan and (B) the impact, if any, of any such leave on awards under the Plan theretofore made to an Optionee who takes any such leave.
(d) Death. In the event that the Optionee`s employment or service terminates by reason of death, or if the Optionee`s employment or service shall terminate as described in subsection (c) above and he dies within the period for exercise provided for therein, the vested portion of the option shall be exercisable by the person to whom the option has passed under the Optionee`s will (or if applicable, pursuant to the laws of descent and distribution) until the earlier of (i) one year after the Optionee`s death and (ii) the date on which the option otherwise terminates or expires in accordance with the applicable provisions of the Plan and this Agreement.
(e) Disability. In the event that Optionee’s employment or service terminates by reason of Disability (as defined below), the vested portion of the option granted hereunder shall be exercisable by Optionee until the earlier of (i) three years following the date of such termination of employment or service, and (ii) the date on which the option granted hereunder otherwise terminates or expires in accordance with the applicable provisions of the Plan and this Agreement. For purposes of this Agreement, “Disability” means a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.
(f) Change in Control. Notwithstanding anything to the contrary contained herein, unless otherwise provided in another contractual agreement between the Company and Optionee, if within one year following a Change in Control, the Optionee’s employment with the Company (or its successor) is terminated by reason of (i) Retirement or Early Retirement, (ii) for Good Reason by the Optionee or (iii) involuntary termination by the Company for any reason other than for Cause, all Options granted hereunder shall vest in full as of the date of such termination. Notwithstanding the foregoing, in connection with a Change in Control, the Committee may, in its discretion, by resolution adopted prior to the occurrence of the Change in Control, provide that this Option shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment per share in an amount based on Fair Market Value of the shares of Common Stock with reference to the Change in Control less the Exercise Price, which amount may be zero (0) if applicable. For purposes of clarity, if the Fair Market Value is less than the Exercise Price at the time of such cancellation, the Grantee shall receive $0, and no consideration shall be given to the time value of the options granted hereunder.
(g) Right of Discharge Reserved. Nothing in the Plan or this Agreement shall confer upon the Optionee or any other person the right to continue in the employment or service of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate the employment or service of the Optionee or any other person.”
2.Miscellaneous.
(a)Exclusions. This Amendment shall not apply to the Existing Agreements of current or former Section 16 Officers.

(b)Entire Agreement. The applicable Existing Agreements, this Amendment and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. In the event that any terms or provisions of an Existing Agreement or the Plan conflict or are inconsistent with the terms and provisions of this Amendment, the terms of this Amendment shall govern and control. Except as amended hereby, the Existing Agreements remain unmodified and in full force and effect.
(c)Effectiveness. This Amendment shall be deemed effective as of November 2, 2022, as if executed on such date.
(d)Severability. The invalidity or unenforceability of any provision of this Amendment, an Existing Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Amendment, an Existing Agreement or the Plan, and each provision of this Amendment, an Existing Agreement and the Plan shall be severable and enforceable to the extent permitted by law.
(e)Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without regard to the provisions governing conflict of laws.

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